Exhibit 5.1

OPINION AND CONSENT OF DAVID E. MARTIN

August 11, 2011

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

Ladies and Gentlemen:

I am Associate General Counsel of Progenics Pharmaceuticals, Inc. and have acted as such in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-3 under the U.S. Securities Act of 1933, as amended, relating to the public offering from time to time of up to $100,000,000 aggregate gross proceeds of Common Stock, Preferred Stock, Debt Securities, Warrants or other Rights and/or Units (Securities) of the Company.

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the By-laws of the Company, as amended. For purposes of the opinion expressed below, I have assumed that (i) at the time of any issuance or sale of Securities which are shares of Common Stock, a sufficient number of shares of Common Stock will be authorized and available for issuance and (ii) the issuance of such shares will be duly authorized by all necessary corporate action on the part of the Company.

Based on the foregoing, it is my opinion that shares of Common Stock of the Company, when sold and paid for in the manner contemplated by the Registration Statement and any applicable supplement to the prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable.

I am a member of the Bar of the State of New York, and in expressing the foregoing opinion am not passing upon the laws of any jurisdiction other than the Delaware General Corporation Law.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ David E. Martin